Exhibit 99

Heartland Bancshares, Inc. Announces Record High Annual Net Income

FRANKLIN, Ind—Feb. 2, 2005—Heartland Bancshares, Inc. (OTCBB:HRTB) announced that it recorded net income of $1,361,000 or $.98 per share for the year ended December 31, 2004 and net income of $370,000 or $.27 per share for the fourth quarter 2004. Comparatively, Heartland recorded net income of $414,000 or $.30 per share for the year ended December 31, 2003 and net income of $172,000 or $.12 per share for the fourth quarter 2003. Lower provision for loan losses, lower interest expense and lower non-interest expense all contributed to the improvements in earnings.

Net interest income increased by $433,000 in 2004 compared to 2003 due to a reduction of $427,000 in total interest expense. Heartland's net interest margin increased to 4.03% in 2004 from 3.89% in 2003 primarily due to the reduction of average rates paid on certificates of deposit. During the year ended December 31, 2004, Heartland recorded negative provision for loan loss of $200,000 compared to provision expense of $692,000 in 2003. Non-interest expenses were $6,997,000 for the year ended December 31, 2004 compared to $7,412,000 in 2003. Total assets grew to $186 million from $168 million at December 31, 2003 including loan growth to $124 million from $114 million and deposit growth to $156 million from $138 million.

Heartland's allowance for loan losses at December 31, 2004 was $2,491,000 or 2.00% of total loans. Net loan charge-offs recorded during 2004 were $610,000, or .52% of average loans outstanding. Non-performing assets total $1,955,000 or 1.05% of total assets at December 31, 2004 and include $1,191,000 of non-accrual loans, $304,000 of loans past due 90 days and still accruing and $460,000 of other real estate. Non-performing assets were down from $4,464,000 or 2.66% of total assets at December 31, 2003. President Steve Bechman commented on the improvements. "We are proud to celebrate the completion of our seventh full year of banking operations by posting the highest annual earnings in our history. Our employees and directors have spent a great deal of time and effort over the past three years in efforts to bring the bank to this point. We greatly appreciate their efforts as well as the dedication shown by our shareholders and customers."

According to statistics released by the FDIC, Heartland Community Bank, Heartland Bancshares' wholly owned subsidiary had market share of 12.12% in deposits within Johnson County, Indiana at June 30, 2004. Heartland Community Bank's market share was third highest of the 18 depository institutions listed. The highest market share by any one depository institution was 15.51% at June 30, 2004. Additional deposit market share information may be obtained at www2.fdic.gov.

HEARTLAND BANCSHARES, INC.
SELECTED BALANCE SHEET DATA
December 31, 2004 and 2003
(Dollar amounts in thousands)
(Unaudited)

	2004	2003

Total cash and cash equivalents	$5,771	$10,717
Securities available-for-sale	42,162	35,108
Loans held for sale	929	2,058
Gross loans	124,339	113,556
Allowance for loan losses	2,491	3,301
Total assets	185,977	167,929
Total deposits	155,662	137,506
Total Liabilities	172,334	155,377
Shareholders' equity	13,643	12,552

HEARTLAND BANCSHARES, INC.
SELECTED INCOME STATEMENT DATA
Three and Twelve Months ended December 31, 2004 and 2003
(Dollar amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Interest income	$2,481	$2,222	$9,236	$9,230
Interest expense	690	564	2,331	2,758
Provision for loan losses	---	60	(200)	692
Noninterest income	515	413	1,960	2,222
Noninterest expense	1,749	1,761	6,997	7,412
Income tax expense	187	78	707	176
Net income	370	172	1,361	414
Basic earnings per share	.27	.12	.98	.30

Contact:
        Heartland Bancshares, Inc.
        Steve Bechman or Jeff Joyce, 317-738-3915